Exhibit 99.1

April 30, 2020

Aradigm Announces Conditional Approval for the Combined Chapter 11 Plan and Disclosure Statement

Newark, Calif.—(BUSINESSWIRE)— Aradigm Corporation (OTC PINK: ARDM) (“Aradigm” or the “Company”) announced on April 27, 2020, the Bankruptcy Court entered an order (i) conditionally approving the disclosure statement for the Combined Chapter 11 Plan and Disclosure Statement (the “Combined Plan”) filed by Aradigm Corporation (the “Company”); (ii) directing the Company to distribute the Combined Plan to creditors and shareholders for voting; and (iii) fixing April 24, 2020 as the record date for shareholders and creditors to vote.

As described in the Forms 8K filed by the Company on April 3, 2020 and on April 13, 2020, the Company sold its assets and intellectual property that pertain to Lipoquin, Free Ciprofloxacin, Apulmiq and any derivatives thereof for cash, the right to receive milestone payments on the occurrence of certain events and the right to receive royalty payments based on future sales of the product. The Combined Plan provides that on the Effective Date of the Combined Plan these assets, as well as the Company’s other assets, will be contributed to a liquidating trust for the benefit of the Company’s creditors and shareholders. The Company’s stock will be cancelled and creditors and shareholders will receive a pro rata interest in the liquidating trust. The liquidating trust will satisfy the claims of the Company’s priority creditors and will collect any milestone payments and royalty payments that are earned and distribute the proceeds to the Company’s creditors. After creditors are paid in full with interest, the liquidating trust will distribute any remaining proceeds that are received to the Company’s shareholders.

The Combined Plan is subject to the vote of creditors and shareholders and is further subject to the approval of the Bankruptcy Court. The Bankruptcy Court has scheduled a hearing for June 10, 2020 to consider whether to confirm the Combined Plan as provided in 11 U.S.C. § 1129. Aradigm anticipates that the Effective Date of the Combined Plan will be June 26, 2020.

The Combined Plan is on file with the Bankruptcy Court. This description of the Combined Plan is qualified in its entirety by the terms of the Combined Plan.

About Aradigm

Aradigm is an emerging specialty pharmaceutical company focused on the development and commercialization of drugs for the prevention and treatment of severe respiratory diseases. Inhaled ciprofloxacin formulations are also product candidates for treatment of patients with cystic fibrosis and non-tuberculous mycobacteria, and for the prevention and treatment of high threat and bioterrorism infections, such as inhaled tularemia, pneumonic plague, melioidosis, Q fever and inhaled anthrax.

Forward-Looking Statements

Except for the historical information contained herein, this news release contains forward-looking statements that involve risk and uncertainties, including the risk that Apulmiq may not receive regulatory approval or be successfully commercialized, as well as the other risks detailed from time to time in the Company’s filings with the Securities Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on March 23, 2018, and the Company’s Quarterly Reports on Form 10-Q.

More information about Aradigm can be found at www.aradigm.com.

Aradigm Corporation

John M. Siebert, 510-265-8800

Acting Principal Executive Officer